UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 13, 2012

PVF Capital Corp.

(Exact name of registrant as specified in its charter)

Ohio	0-24948	34-1659805
(State or other jurisdiction of incorporation)	(Commission File Number)	( IRS Employer Identification No.)

30000 Aurora Road, Solon, Ohio	44139
(Address of principal executive offices)	(Zip Code)

(440) 248-7171

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On August 13, 2012, PVF Capital Corp. (the “Company”) approved an incentive plan (the “2013 Incentive Plan”) for the Company’s executive officers, including its Named Executive Officers (“NEOs”), and officers and other key employees of its wholly owned subsidiary Park View Federal Savings Bank (the “Bank”).

The 2013 Incentive Plan sets forth target bonus amounts for each participating executive officer, expressed as a percentage of base salary, and provides for awards ranging from 50% (threshold) to 200% (maximum) of target. The target bonus awards under the 2013 Incentive Plan for each of the Company’s NEOs are as follows:

Names Executive Officer	2013 Target Bonus Opportunity (as a % of base salary)
Robert J. King, Jr.	50%
Jeffrey N. Male	35%
James H. Nicholson	35%
Lonnie Shiffert	35%
Robert K. Healey, Jr.	35%
Mary Ann Stropkay	35%

For each of the NEOs, each executive’s 2013 bonus opportunity will be dependent upon the achievement of pre-established corporate performance metrics and, with the exception of Mr. King, subject to upward or downward adjustment based upon individual performance. Pursuant to the 2013 Incentive Plan, corporate performance will be evaluated based upon the following metrics: (i) adversely classified assets (“ACA”); and (ii) Net Income. Net Income is weighted 80% of the award opportunity and ACA is weighted 20% of the award opportunity. In addition, the 2013 Incentive Plan includes a circuit breaker that requires the Company to maintain certain regulatory capital levels in order for any award to be paid. For NEOs other than Mr. King, 50% of each executive’s annual bonus award is subject to adjustment from 0 to 125% based upon individual performance. Up to 25% of the awards earned under the 2013 Incentive Plan may be settled in restricted common shares, as determined by the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PVF CAPITAL CORP.

By:	/s/ Jeffrey N. Male
Jeffrey N. Male
Vice President and Secretary

Date: February 12, 2013